Exhibit 10.13

Executed Copy

EMPLOYMENT AGREEMENT
made as of this 1st day of January, 2011.
B E T W E E N:

PARAMOUNT GOLD AND SILVER CORP.,
a Corporation formed under the laws of
the State of Delaware, USA
(the "Corporation")

OF THE FIRST PART

CARLO A BUFFONE
of the City of Ottawa,
Province of Ontario
(the "Employee")

OF THE SECOND PART

(hereinafter collectively referred to as the "Parties")

THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.	TERM

1.1
The term of this Agreement shall commence on January 1, 2011 and shall be for an indefinite period subject to Section 5 hereof. The obligations of the Corporation shall survive the expiration or termination of this Agreement.

2.	DUTIES AND RESPONSIBILITIES

2.1	The Corporation hereby agrees to employ the Employee in the position of Chief Financial Officer.

2.2	The Employee shall:

(a)	devote substantially all of his time and attention during normal business hours to the business and affairs of the Corporation;

(b)
notwithstanding the above provision, the Corporation acknowledges and accepts that the Employee sits and may sit on the boards of directors of other companies where there is no conflict of interests with the business of the Corporation and that the Employee continues to provide advisory services on certain matters to persons not in the  mining sector;

(c)	perform those duties that may reasonably be assigned to the Employee diligently and faithfully to the best of the Employee's abilities and in the best interests of the Corporation; and

(d)	use his best efforts to promote the interests and goodwill of the Corporation.

2.3	The Employee shall report directly to the CEO of the Corporation.

3.	COMPENSATION

3.1	The remuneration of the Employee shall be paid as follows:

(a)
The monthly fees payable to the Employee for his services hereunder shall be Eleven Thousand Two Hundred and Fifty Dollars ($11,250 CAD) per month being One Hundred and Thirty Five Thousand Dollars ($135,000 CAD) per year, exclusive of bonuses, benefits and other compensation and subject to annual review and increase as determined by the Employee and the Corporation acting reasonably.

(b)
The Corporation shall provide the Employee with employee benefits comparable to those provided by the Corporation from time to time to other senior Employees of the Corporation and shall permit the Employee to participate in any stock option plan, stock purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its senior Employees in the manner and to the extent authorized by the board of directors of the Corporation.

3.2
The Employee shall be entitled to six (6) weeks paid vacation per year at a time approved in advance by the Chief Executive Officer of the Corporation, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Employee's responsibilities.

3.3	The Employee shall be granted performance bonuses and stock options on a periodic basis at the discretion of the Board of Directors.

4.	REIMBURSEMENT FOR EXPENSES

4.1	The Employee shall be reimbursed by the Corporation for all business expenses actually and properly incurred by him in connection with his duties under this Agreement.

5.	TERMINATION

5.1	For the purpose of this section, the following terms shall have the following meanings, respectively:

(a)	"Control Change" shall mean the occurrence, at any date hereafter of any of the following events:

(i)
the actual acquisition or continuing ownership of, securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Corporation as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (Ontario) with any such person, group of persons or any of such persons acting jointly or in concert (collectively, "Acquirors"), may or do beneficially own shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own shares that would entitle the holders thereof to cast more than fifty percent (50%) of the votes attaching to all shares in the capital of the Corporation that may be cast to elect directors of the Corporation; or

(ii)
the exercise of the voting power of all or any such shares so as to cause or result in the election of a number of directors greater than 50% of the total number of directors of the Corporation who were not incumbent directors; or

(iii)
the shareholders of the Corporation approving a resolution authorizing the Corporation to enter into a transaction involving, directly or indirectly, (a) the merger, amalgamation or other combination of the Corporation or its principal business with one or more other entities; or (b) the sale of all or substantially all of the assets of the Corporation; or

(iv)	any change in directors following an annual or special meeting of shareholders in which the identity of a majority of directors is different than that preceding such meeting.

(b)
"Disability" shall mean the Employee's failure to substantially perform his duties on a full-time basis for a period of six (6) months out of any 12-month period, where such inability is a result of physical or mental illness.

(c)	"Good Reason" shall include, without limitation, the occurrence of any of the following (except in connection with the termination of the employment of the Employee for Just Cause or Disability):

(i)	the occurrence of a Control Change;

(ii)
a change (other than those that are clearly consistent with a promotion) in the Employee's position or duties (including any position or duties as a director of the Corporation), responsibilities (including, without limitation, to whom the Employee reports and who reports to the Employee), title or office, which includes any removal of the Employee from or any failure to re-elect or reappoint the Employee to any such positions or offices;

(iii)
a reduction by the Corporation of the Employee's salary, benefits or any other form of remuneration or any change in the basis upon which the Employee's salary, benefits or any other form of remuneration payable by the Corporation is determined; or

(iv)	the Corporation relocating the Employee to any place or a place within 50 kilometres of that location; or

(v)	any breach by the Corporation of any provision of this Agreement; or

(vi)
the failure by the Corporation to obtain, in a form satisfactory to the Employee, an effective assumption of its obligations hereunder by any successor to the Corporation, including a successor to a material portion of its business.

(d)	"Just Cause" shall mean:

(i)
the continued failure by the Employee to substantially perform his duties according to the terms of his employment (other than those: (1) that follow a change (other than those clearly consistent with a promotion) in his position or duties; or (2) resulting from the Employee's Disability) after the Corporation has given the Employee reasonable notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Employee in any act that is materially injurious to the Corporation, momentarily or otherwise; or

(iii)	the engaging by the Employee in any criminal acts of dishonesty resulting or intended to result directly or indirectly in personal gain of the Employee at the Corporation's expense.

5.2	The Corporation shall have the following obligations in the event that the Employee's employment is terminated:

(a)
Death.  If the Employee's employment is terminated by reason of the Employee's death, the Employee's family shall be entitled to receive benefits in a manner consistent with and at least equal in amount to those provided by the Corporation to surviving families of the senior employees of the Corporation under such plans, programs and policies relating to family death benefits, if any, as are in effect at the date of the Employee's death but in no event will the Employee’s estate receive less than an amount equal to two (2) times the annual salary under the Agreement plus two (2) times the average annual bonus paid to the Employee in the previous two (2) years.

(b)
Disability.  Unless otherwise determined by the Chairman of the Board of Directors of the Corporation, the employment of the Employee shall automatically terminate in the event of Disability.  If the Employee's employment is terminated by reason of Disability, the Employee and/or the Employee's family shall be entitled thereafter to receive reasonable termination and severance payments and allowances and disability and other benefits in a manner consistent with and at least equal in amount to those provided by the Corporation to disabled senior employees of the Corporation and/or their families in accordance with such plans, programs and policies relating to disability, if any, as are in effect at the date of termination but in no event will the Employee receive less than an amount equal to two (2) times the annual salary at the time of the Employee's Disability plus two (2) times the average annual bonus paid to the Employee in the previous two (2) years.

(c)
Termination by the Corporation for Just Cause and Termination by the Employee Other Than for Good Reason.  If the Employee's employment is terminated by the Corporation for Just Cause, or is terminated by the Employee other than for Good Reason, the Corporation shall pay to the Employee, if not theretofore paid, the fraction of the annual salary earned by or payable to the Employee by the Corporation during the then current fiscal year of the Corporation for the period to and including the date of termination, and the Corporation shall have no further obligations to the Employee under this Agreement.

(d)
Termination by the Corporation Other Than for Just Cause, Disability or Death and Termination by the Employee for Good Reason.  If the Employee's employment is terminated by the Corporation other than for Just Cause, Disability or death or is terminated by the Employee for Good Reason the Corporation shall pay, on the date of termination, to or to the order of the Employee by certified cheque the aggregate of the following amounts:

(i)	if not theretofore paid, the Employee's annual compensation for the then current fiscal year of the Corporation for the period to and including the date of termination;

(ii)	an amount equal to the annual salary at the date of termination and an amount equal to the average annual bonus paid to the Employee in the previous two (2) years; and

(iii)	an amount equal to all outstanding and accrued vacation pay to the date of termination.

5.3
The benefits payable under this Article 5 shall not be reduced in any respect in the event that the Employee shall secure or shall not reasonably pursue alternative employment following the termination of the Employee's employment. All payments to the Employee shall be made without set off.

6.	CONFIDENTIAL INFORMATION

6.1
The Employee acknowledges that he is employed in a position of trust and in the course of carrying out, performing and fulfilling his duties under this Agreement he will have access to and will be entrusted with confidential information concerning the business of the Corporation ("Confidential Information").

6.2
The Employee acknowledges and agrees that the right of the Corporation to maintain such Confidential Information as confidential constitutes a proprietary right that the Corporation is entitled to protect.

6.3
All letters, notes, data, photographs, sketches, drawings, lists of customers, or users, publications, manuals, books, tools, instruments, equipment, supplies, keys and any other property pertaining to the business of the Corporation, its operations and processes are, and shall remain, the sole and exclusive property of the Corporation.  The Employee agrees that he shall promptly surrender to the Corporation all such property that may be under his control or in his possession if requested at any time during the term hereof or upon termination of his Agreement for any reason whatsoever.

7.	GENERAL

7.1
The Employee shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Corporation after termination or expiration of his employment.

7.2
The Employee agrees that after termination of his employment by him, he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or associated companies.  Doing so will not reduce the obligations of the Corporation described herein where the Employee terminates his employment for Good Reason.

7.3	Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Corporation, to:

346 Waverley Street, Suite 110
Ottawa, ON  K2P 0W5

(b)	in the case of the Employee, to:

the last address of the Employee in the records of the Corporation or to such other address as the parties may from time to time specify by notice given in accordance herewith.  Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.4
The Employee hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

7.5
Nothing herein derogates from any rights the Employee may have under applicable law, except as set out in this section.  The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Employee are in full satisfaction of all rights of the Employee under the Employment Standards Act (Ontario) or any successor legislation from time to time and any rights or entitlements the Employee may have as against the Corporation as a result of the termination of his employment.

7.6
If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

7.7
The Employee may not assign, pledge or encumber the Employee's interest in this Agreement nor assign any of the rights or duties of the Employee under this Agreement without the prior written consent of the Corporation.

7.8
This Agreement shall be binding on and endure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Employee.

7.9	Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this section) except to the extent that such waiver is in writing.

7.10	This Agreement and the rights and obligations of the parties hereunder shall be construed and governed in accordance with the laws of the Province of Ontario.

7.11
This Agreement contains the entire understanding and agreement between the parties hereto with respect to the employment of the Employee and the subject matter hereof and any and all previous agreements and representations, written or oral, express or implied, between the parties hereto or on their behalf, relating to the employment of the Employee by the Employer and the subject matter hereof, are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations.  Except as provided herein, no amendment or variation of any of the provisions of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

7.12
This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original and each of which may be delivered by facsimile or functionally equivalent electronic means, and those counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto as of the date first above written have executed this Agreement.

PARAMOUNT GOLD AND SILVER CORP.

Per:	/s/ Chris Crupi
Name: Christopher Crupi
Title: Chief Executive Officer

SIGNED, SEALED & DELIVERED In the presence of:	}	/s/ Carlo Buffone
Witness	}	CARLO A. BUFFONE